Fowler H. Low
9319 Coxboro Drive
Brentwood, TN 37027

July 17, 2007

Board of Directors
Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

Gentlemen:

Please accept this letter as my letter of resignation as a director of Tennessee Commerce Bancorp, Inc. and any of its subsidiaries, effective July 18, 2007.

This has been a difficult and emotional decision for me.  Being a part of the start-up, the growth and the success of the bank has been a source of pride and satisfaction for me.  I have generally enjoyed my association with the management and directors of the bank, and the potential financial reward is certainly attractive.  However, events of the past few months have caused me great concern and have prompted me to rethink my role as a director.

The June 2007 adoption of a new “compensation policy” is the primary reason for my resignation. I can not, in good faith, continue to be a member of a board that accepts/approves such a “policy.”  It is a “policy” that, in my opinion, is not in the best interests of our stockholders, rather a policy crafted to provide excessive and retroactive compensation to “executive managers.”

The “study” by Clark Consulting was flawed.

The one-on-one meetings by executive officers with the outside directors in order to sell the recommendation of the “study” was contrary to the stated policy of the bank. (“Executive officers that are also committee members do not participate in discussions or vote on matters relating to their compensation.”  This statement from the Compensation Committee as defined in the April 20, 2007 proxy statement, as well as in previously published documents.)

Indeed, there was never a meeting of the Compensation Committee to discuss this very important issue.

And there is the issue of the vote “count” itself.  That, -- “counsel has reviewed the process and outcome and confirms that procedures were proper and reflect a valid decision by the Board of Directors,” -- (this sentence from Art Helf’s June 6, 2007 memo to:  Board of Directors) has not in any way convinced me that this vote “count” was “right.”

Notwithstanding the quantum leap in remuneration for the key executives, the clever (cunning) defining of “their” compensation that enabled the directors who are employees of the bank to vote for one another, up and down the organizational chart, is cause enough (for me) to resign.  Perhaps I am more naive than most, but I must wonder if I was the only director and/or stockholder whose interpretation of this prohibition for executive officers that are also Compensation Committee members to discuss or vote on matters relating to “their” compensation allowed for the “I cover you and you cover me” votes, as was done in this instance.

It seems to me that the executive officers/directors have concluded that the board can be manipulated in whatever manner deemed desirable (by the executive officers).  Indeed this compensation issue and the “vote” as counted reflect as much. I have to question whether we are a board of directors, -- or a board of directed. In this environment, I can not perform my fiduciary responsibilities as a director of the bank.

I will work with the appropriate executives at the bank to insure that I return any and all materials in my possession that should be returned.  I am aware that there may be further issues that require my attention and action in which event I will continue to do what I believe to be right and proper.

I hope and I pray for the success of the bank, its employees, its shareholders, and its board of directors.

Sincerely,

/s/ Fowler H. Low
     Fowler H. Low

cc:	Eli Bennett	Bill McInnes
	Lamar Cox	Tom Miller
	Paul Dierksen	Darrel Reifschneider
	Dennis Grimaud	Mike Sapp
	Art Helf	Regg Swanson
	Winston Hickman	Paul Thomas